Exhibit 99.4
Vangent Inc.
Pro Forma Condensed Combined Interim Balance Sheet Financial Information (Unaudited)
The following unaudited pro forma condensed combined interim balance sheet data as of July 3, 2010, are derived from the consolidated financial statements of Vangent and Buccaneer and give effect to the Acquisition. The unaudited pro forma condensed combined interim balance sheet data are presented as if the Acquisition had occurred as of July 3, 2010. The Acquisition has been accounted for under the acquisition method of accounting, under which the total purchase consideration is allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not include the effects of any operating efficiencies or cost savings that may be achieved or acquisition and integration expenses.
The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with (i) the consolidated financial statements of Vangent included in its annual report on Form 10-K for the year ended December 31, 2009, and its quarterly report on Form 10-Q for the three months ended July 3, 2010, and (ii) the consolidated financial statements of Buccaneer included as Exhibit 99.1 to Vangent’s current report on Form 8-K/A filed November 16, 2010, and to Exhibit 99.3 to this current report on Form 8-K/A (amending the current report on Form 8-K filed by Vangent on September 21, 2010).

Vangent, Inc.
Pro Forma Condensed Combined Interim Balance Sheets Data (Unaudited)
July 3, 2010
(in thousands)

			Pro Forma
	Vangent, Inc.	Buccaneer	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$37,533	$853	$16,000	(a)
			(64,635	)(b)	$(10,249)
Trade receivables, net	140,212	25,998	—		166,210
Prepaid expenses and other assets	11,850	185	—		12,035
Assets of discontinued operations	6,718	—	—		6,718

Total current assets	196,313	27,036	(48,635)		174,714

Property and equipment, net	22,914	7,803	(5,158	)(c)	25,559
Intangible assets, net	140,948	—	25,792	(d)	166,740
Goodwill	267,401	—	27,422	(d)	294,823
Deferred debt financing costs and other	7,355	217	—		7,572

Total assets	$634,931	$35,056	$(579)		$669,408

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and short-term borrowing	$—	$1,761	$16,000	(a)
			(1,761	)(c)	$16,000
Accounts payable and accrued liabilities	75,422	17,750	—		93,172
Accrued interest payable	7,950	—	—		7,950
Deferred tax liability	4,412	—	—		4,412
Deferred revenue	4,288	—	—		4,288
Liabilities of discontinued operations	5,631	—	—		5,631

Total current liabilities	97,703	19,511	14,239		131,453

Long-term debt, net of current portion	406,754	632	(632	)(c)	406,754
Other long-term liabilities	5,009	—	—		5,009
Deferred tax liability	16,286	—	—		16,286
Liabilities of discontinued operations	199	—	—		199

Total liabilities	525,951	20,143	13,607		559,701

Stockholders’ equity:
Common stock	—	26	(26)		—
Additional paid-in capital	207,875	—	—		207,875
Accumulated other comprehensive loss	(13,815)	—	—		(13,815)
Retained earnings (accumulated deficit)	(85,080)	14,805	(14,805)		(85,080)

	108,980	14,831	(14,831)		108,980
Noncontrolling interest	—	82	645		727

Total stockholders’ equity	108,980	14,913	(14,186)		109,707

Total liabilities and stockholders’ equity	$634,931	$35,056	$(579)		$669,408

See notes to unaudited pro forma condensed combined financial information.

Vangent Inc.
Notes to Pro Forma Condensed Combined Interim Financial Information (Unaudited)
1. Acquisition of Buccaneer Computer Systems & Service, Inc.
On September 15, 2010, Vangent, Inc. (“Vangent”) completed the acquisition (“Buccaneer Acquisition”) of Buccaneer Computer Systems & Service, Inc. (“Buccaneer”). Buccaneer is a leading provider of IT services, infrastructure, secure data hosting and data analytics for the government healthcare market.
Vangent acquired all outstanding shares of Buccaneer stock in exchange for total purchase consideration of $64.6 million. The amount of the purchase consideration paid at closing was $60.0 million, of which $44.0 million was funded with available cash and $16.0 million was funded with a variable-rate borrowing drawn on the senior secured revolving credit facility. Other cash consideration paid amounted to $1.1 million.
A wholly-owned consolidated subsidiary of Buccaneer that owns and leases real property to Buccaneer was not included in the Buccaneer Acquisition. The capital stock of the subsidiary was spun off as a dividend prior to closing.
The Buccaneer Acquisition has been accounted for under the acquisition method of accounting which requires the total purchase consideration to be allocated to the assets acquired and liabilities assumed based on estimates of fair value. The excess of the purchase consideration over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.
The allocation of the purchase price is provisional pending, among other things, final agreement of the adjustment to the purchase price based upon the level of net working capital transferred at closing. A summary of the allocation of the purchase consideration based on estimates of fair value for the assets acquired and the liabilities assumed follows (in thousands):

Allocation of Purchase Consideration
Cash	$897
Accounts receivable	18,224
Property and equipment	2,055
Intangible assets	25,792
Goodwill	30,457
Other assets	2,009
Less: Liabilities assumed	(14,072)

Net assets acquired	65,362
Less: Noncontrolling interest	(727)

$64,635

Allocation of Intangible Assets Acquired
Customer relationships (eight-year life)	$23,809
Non-compete agreements (three-year life)	1,983

$25,792

The fair value of the definite-life intangible asset for customer relationships is based on customer contracts and relationships with existing customers and is expected to have an eight-year life. Amortization of the definite-life intangible asset for customer relationships is based on an accelerated method, and amortization of the definite-life intangible asset for non-compete agreements is based on the straight-line method. Amortization expense is included in cost of revenue.
Goodwill represents the excess of purchase consideration over the amounts assigned to tangible and intangible assets acquired and liabilities assumed. As a result of the election under Section 338(h) (10) of the Internal Revenue Code, the amount allocated to intangible assets and goodwill for tax purposes is expected to be tax deductible.

Buccaneer has a 70% ownership interest in Buccaneer Data Services, LLC, a joint venture that provides computer technical and other consulting services to an agency of the U.S. government. Buccaneer is entitled to a majority of the income and losses of the joint venture and has determined that it is the primary beneficiary. The joint venture is fully consolidated in the financial statements. Noncontrolling interest represents the remaining 30%.
2. Basis of Pro Forma Balance Sheet Presentation
The unaudited pro forma condensed combined interim balance sheet data are presented as if the Acquisition had occurred as of July 3, 2010.
3. Pro Forma Balance Sheet Adjustments
The unaudited pro forma condensed combined financial information gives effect to fair value adjustments attributed to the Buccaneer Acquisition and the related revolving credit borrowing of $16.0 million by Vangent under its senior secured revolving credit facility. The purchase consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on estimates of fair value.
The unaudited interim pro forma condensed combined financial information does not include the effects of any operating efficiencies or cost savings that may be achieved or acquisition and integration expenses.
The pro forma adjustments to the unaudited condensed combined pro forma balance sheet data as of July 3, 2010, follow:
(a)	Revolving credit borrowing of $16.0 million under Vangent’s senior secured credit facility used to fund a portion of the total purchase consideration paid at closing.
(b)	Record total purchase consideration of $64.6 million.
(c)	Remove building fixed assets and related mortgage debt of a wholly-owned consolidated subsidiary of Buccaneer that owns and leases real property to Buccaneer. Pursuant to the terms of the Buccaneer Acquisition, the capital stock of the subsidiary was spun off as a dividend prior to closing.
(d)	Record the fair value of intangible assets acquired for customer relationships of $23.8 million and non-compete agreements of $2.0 million, and record pro forma goodwill of $27.4 million as of July 3, 2010.

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